Exhibit 99.1

Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
Aug. 27, 2008	Media: Robin Keegan 1-888-467-3751

Plum Creek Timber Company, Inc. Captures the Value of 454,000 Acres of Southern Timberland

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced it will form a joint venture with The Campbell Group LLC (Campbell Group) that will allow Plum Creek to capture the value of approximately 454,000 acres of investment grade Southern timberlands. The transaction values these timberlands at $783 million, or approximately $1,725 per acre. Plum Creek will contribute the timberlands to the joint venture and an investment fund sponsored by Campbell Group will contribute $783 million in cash. Campbell Group, a timber investment management organization based in Portland, Ore., will manage the joint venture lands for continued timber production. The timberlands are located in six states including Oklahoma, Arkansas, Mississippi, North Carolina, South Carolina and Georgia.

“This transaction highlights the value of our Southern timberlands and is both earnings and cash flow accretive for Plum Creek. The formation of this joint venture allows Plum Creek to immediately capture substantially all of the value of these timberlands and to maintain an ongoing interest in their continuing cash flow and potential for growth,” said Rick Holley, president and chief executive officer of Plum Creek.

John Gilleland, president of Campbell Group, said, “On behalf of our investors, we are extremely pleased to enter into this joint venture with Plum Creek. The 454,000 acres are strategically located in well-established log markets and provide for management efficiencies with the Campbell Group’s nearly 2 million acres of Southern timberland assets currently under management. We look forward to continuing to manage these lands responsibly and under the requirements of the Sustainable Forestry Initiative® Standard.”

Under the terms of the agreement, Plum Creek will receive a $705 million preferred interest in the joint venture. The preferred interest establishes the economic returns with respect to 90 percent of Plum Creek’s investment. Additionally, Plum Creek will receive a $78 million common interest, representing the balance of its investment.

Separately, Plum Creek will receive cash of $783 million through a loan from the joint venture.

Campbell Group’s investors will receive a common interest in the joint venture, representing approximately 91 percent of the joint venture’s common equity.

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Plum Creek Timber Company Reports Results

The joint venture’s results will include income from timber operations as well as interest income from its loan to Plum Creek. The joint venture will make periodic distributions of cash from operations to both partners in accordance with their ownership interests.

“Capital allocation remains Plum Creek’s most important task. We expect to utilize half of the proceeds from this transaction to retire existing debt. The remaining proceeds will be used for general corporate purposes, including continued repurchase of the company’s stock,” concluded Holley.

The agreement is expected to become effective during the fourth quarter of 2008.

Further terms of the joint venture agreement are set forth in the agreements filed with the Securities and Exchange Commission.

Supporting information providing additional details for this transaction is available in the “Investors” information section of Plum Creek’s Web site at www.plumcreek.com.

Goldman, Sachs & Co. served as financial advisor and Heller Ehrman LLP served as legal advisor to Plum Creek. Morrison & Foerster LLP and Schwabe, Williamson & Wyatt served as legal advisors to The Campbell Group in connection with the joint venture.

Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

The Campbell Group, LLC (www.campbellgroup.com) is a full-service timberland investment management company headquartered in Portland, Oregon. The company is focused on investing in and managing high quality, investment grade forestland on behalf of institutional investors to produce superior risk-adjusted returns. Campbell Group currently manages approximately 2.4 million acres of investment grade timberlands in 13 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition or disposition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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